Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191674) pertaining to the QTS Realty Trust, Inc. 2013 Equity Incentive Plan of our report dated March 7, 2014, with respect to the consolidated financial statements and schedules of QTS Realty Trust, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Kansas City, Missouri

March 7, 2014